Exhibit 99.1

IMMEDIATE RELEASE
May 20, 2008

UNITED NATURAL FOODS REPORTS SALES AND EARNINGS
FOR THE THIRD QUARTER OF FISCAL 2008

•	QUARTERLY NET SALES OF $887 MILLION INCREASED 21% FROM THE THIRD QUARTER OF FISCAL 2007.
•	REPORTS QUARTERLY NET INCOME OF $13 MILLION, OR $0.30 PER DILUTED SHARE.

Dayville, Connecticut – May 20, 2008 -- United Natural Foods, Inc. (Nasdaq: UNFI) (the “Company”) today reported net sales of $887.0 million for the third quarter of fiscal 2008, ended April 26, 2008, an increase of approximately $154.4 million, or 21%, from net sales of $732.5 million recorded in the third quarter of fiscal 2007.  Excluding the effect of the Company’s November 2007 acquisition of Millbrook Distribution Services, Inc. (“Millbrook”), net sales increased by approximately $77.2 million, or 10.5%, to $809.7 million.

The Company reported net income of $13.0 million, or $0.30 per diluted share, for the third quarter of fiscal 2008. Millbrook, which the Company acquired in the second quarter of fiscal 2008, negatively impacted net income by approximately $2.4 million, or $0.06 per diluted share, for the third quarter of fiscal 2008. The Company previously announced that the Millbrook acquisition was expected to be dilutive to earnings by approximately $0.10 to $0.12 in the second half of fiscal 2008, and these results are in line with the Company’s projections. Excluding the effect of Millbrook, net income for the quarter ended April 26, 2008 would have been $15.4 million, or $0.36 per diluted share, compared to $13.7 million, or $0.32 per diluted share for the comparable quarter ended April 28, 2007.

Operating expenses were $141.0 million, or 15.9% of net sales for the quarter ended April 26, 2008, compared to $104.8 million, or 14.3% of net sales, for the third quarter of fiscal 2007.  The Company continues to experience start-up inefficiencies at its Sarasota, Florida and Portland, Oregon area distribution facilities, which negatively impacted operating margins in the quarter. These facilities opened in September, 2007 and December, 2007, respectively.  The Company typically achieves optimum efficiencies from new facilities within six to nine months following their opening. The Company recorded share-based compensation expense of $1.1 million, in the third quarter of fiscal 2008, in accordance with SFAS No. 123R, Share-Based Payment, compared to $1.0 million of share-based compensation expense recorded for the third quarter of fiscal 2007.

260 LAKE ROAD   ●   DAYVILLE, CT 06241  ●  TELEPHONE: (860) 779-2800

“Despite operating in an environment of rising fuel and commodity prices, our growth was in line with our expectations, with solid growth across our sales channels,” said Michael Funk, President and Chief Executive Officer. “During the quarter, we continued to make progress achieving efficiencies at our Millbrook specialty division, and we remain confident that we can achieve breakeven operating results in that division in the first quarter of fiscal 2009, as previously announced. Independent customers generated comparable sales growth of approximately 11%, reflecting the continued strength of the industry, while our sales to conventional supermarkets increased by approximately 78% driven largely by sales in our Millbrook specialty division. As we approach the end of fiscal 2008, and look forward to 2009, we continue to see significant opportunities to capitalize on profitable sales growth, including enhancing relationships with natural product retailers, expanding our specialty foods operations, and gaining new customers in all of our channels.”

Updates Fiscal 2008 Earnings Guidance
The Company is narrowing its projected net sales guidance for fiscal year 2008, ending August 2, 2008, to $3.3 billion to $3.35 billion, which represents a 19% to 20% increase in net sales over fiscal 2007. Previously, the Company had projected net sales for fiscal 2008 to be in the range of $3.27 billion to $3.35 billion.

In addition, the Company is reaffirming its earnings per share guidance for fiscal 2008 with a range of $1.12 to $1.14 per diluted share. The Company’s guidance reflects the expectation that the Millbrook acquisition will be dilutive to earnings by $0.18 to $0.19 per diluted share in fiscal 2008. Finally, the Company is reaffirming its anticipated fiscal 2008 capital expenditures guidance of approximately $50.0 to $55.0 million.  The Company expects that its capital expenditures in the fourth quarter will be associated primarily with its previously announced plans to open distribution facilities in Moreno Valley, California and York, Pennsylvania, which are expected to begin operations in fiscal 2009.

The Company’s guidance is based on a number of assumptions, which are subject to change and many of which are outside of the Company’s control.  If any of these assumptions vary, the Company’s guidance may change.  There can be no assurance that the Company will achieve these results.

Conference Call
Management will conduct a conference call and audio webcast at 11:00 a.m. ET on May 20, 2008 to review the Company’s quarterly results, market trends and future outlook. The conference call dial-in number is (303) 275-2170. An audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at www.earnings.com or at the Investor Relations section of the Company’s website at www.unfi.com. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the Internet broadcast. The online archive of the webcast will be available on the Company’s website for 30 days.

About United Natural Foods
United Natural Foods, Inc. carries and distributes more than 60,000 products to more than 17,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel.   United Natural Foods, Inc. was ranked by Forbes in 2005 as one of the “Best Managed Companies in America,” ranked by Fortune in 2006 and 2007 as one of its “Most Admired Companies,” and ranked by Business Ethics as one of its “100 Best Corporate Citizens for 2006.” For more information on United Natural Foods, Inc., visit the Company's website at www.unfi.com.

Financial Tables Follow

AT THE COMPANY:	FINANCIAL RELATIONS BOARD
Mark Shamber	Joseph Calabrese
Chief Financial Officer	General Information
(860) 779-2800	(212) 827-3772

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see “Risk Factors” in the Company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission on March 6, 2008, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three months ended		Nine months ended
	April 26, 2008	April 28, 2007	April 26, 2008	April 28, 2007

Net sales	$886,962	$732,516	$2,454,007	$2,047,494
Cost of sales	721,119	602,573	1,998,021	1,669,912

Gross profit	165,843	129,943	455,986	377,582

Operating expenses	141,018	104,818	387,384	307,126
Impairment on assets held for sale	-	-	-	756
Total operating expenses	141,018	104,818	387,384	307,882

Operating income	24,825	25,125	68,602	69,700

Other expense (income):
Interest expense	4,186	3,021	12,137	9,282
Interest income	(140)	(324)	(472)	(618)
Other, net	80	(39)	154	332
Total other expense	4,126	2,658	11,819	8,996

Income before income taxes	20,699	22,467	56,783	60,704

Provision for income taxes	7,700	8,762	21,123	23,675

Net income	$12,999	$13,705	$35,660	$37,029

Basic per share data:
Net income	$0.30	$0.32	$0.84	$0.87

Weighted average basic shares of common stock	42,727	42,595	42,678	42,396

Diluted per share data:
Net income	$0.30	$0.32	$0.83	$0.87

Weighted average diluted shares of common stock	42,847	42,884	42,858	42,784

UNITED NATURAL FOODS, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)
	April 26, 2008	July 28, 2007
ASSETS
Current assets:
Cash and cash equivalents	$19,481	$17,010
Accounts receivable, net	185,680	160,329
Notes receivable, trade, net	1,544	1,836
Inventories	413,539	312,377
Prepaid expenses and other current assets	12,296	8,199
Assets held for sale	-	5,935
Deferred income taxes	9,474	9,474
Total current assets	642,014	515,160

Property & equipment, net	218,899	185,083

Other assets:
Goodwill	181,692	79,903
Notes receivable, trade, net	2,870	2,647
Intangible assets, net	28,877	8,552
Other	10,258	9,553
Total assets	$1,084,610	$800,898

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$295,000	$120,000
Accounts payable	182,097	134,576
Accrued expenses and other current liabilities	64,880	37,132
Current portion of long-term debt	4,995	6,934
Total current liabilities	546,972	298,642

Long-term debt, excluding current portion	60,231	65,067
Deferred income taxes	1,201	9,555
Other long-term liabilities	10,454	839
Total liabilities	618,858	374,103

Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares at April 26, 2008 and July 28, 2007; none issued and outstanding	-	-
Common stock, $0.01 par value, authorized 100,000 shares; 43,103 issued and 42,874 outstanding shares at April 26, 2008; 43,051 issued and 42,822 outstanding shares at July 28, 2007	431	431
Additional paid-in capital	168,088	163,473
Unallocated shares of Employee Stock Ownership Plan	(1,081)	(1,203)
Treasury stock	(6,092)	(6,092)
Accumulated other comprehensive (loss) income	(1,041)	399
Retained earnings	305,447	269,787
Total stockholders’ equity	465,752	426,795
Total liabilities and stockholders’ equity	$1,084,610	$800,898

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Nine months ended
	April 26, 2008	April 28, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$35,660	$37,029
Adjustments to reconcile net income to net cash
(used in) provided by operating activities:
Depreciation and amortization	15,694	13,793
Share-based compensation	3,503	2,956
Provision for doubtful accounts	1,665	1,008
Gain on forgiveness of loan	(157)	-
Loss on disposals of property & equipment	8	1,999
Impairment on assets held for sale	-	756
Changes in assets and liabilities, net of acquired companies:
Accounts receivable	(15,215)	(20,808)
Inventory	(77,007)	(43,391)
Prepaid expenses and other assets	(1,080)	(5,688)
Notes receivable, trade	69	409
Accounts payable	2,074	25,829
Accrued expenses and other current liabilities	(1,663)	(2,029)
Income taxes payable	923	636
Net cash (used in) provided by operating activities	(35,526)	12,499

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of acquired business, net of cash acquired	(107,726)	(6,470)
Capital expenditures	(32,024)	(20,684)
Proceeds from disposals of property and equipment	-	5,448
Other investing activities	-	(1,042)
Net cash used in investing activities	(139,750)	(22,748)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under note payable	175,000	(11,004)
Increase in bank overdraft	9,482	6,246
Proceeds from exercise of stock options	848	7,086
Repayments on long-term debt	(7,754)	(4,438)
Tax benefit from stock option exercises	171	2,853
Principal payments of capital lease obligations	-	(4)
Proceeds from borrowings of long-term debt	-	10,000
Net cash provided by financing activities	177,747	10,739

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,471	490
Cash and cash equivalents at beginning of period	17,010	20,054
Cash and cash equivalents at end of period	$19,481	$20,544

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$11,431	$9,235
Federal and state income taxes, net of refunds	$18,877	$19,771